Exhibit 99.30

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED) (a)

FOR THE SIX MONTHS ENDED JUNE 30, 2013, 2012 AND 2011

(IN THOUSANDS)

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)
Net cash provided by operating activities	$220,343	$25,303	$245,646	$165,850	$24,175	$190,025	$122,213	$10,032	$132,245

Cash flows from investing activities:
Decrease (increase) in restricted cash	8,984	—	8,984	14,556	—	14,556	(11,726)	—	(11,726)
Change in restricted investments	(4,680)	—	(4,680)	(14,612)	—	(14,612)	—	—	—
Funding of note receivable	—	—	—	(7,500)	—	(7,500)	—	—	—
Proceeds from sale of property and equipment	35,222	12,039	47,261	57,240	6,019	63,259	16,357	6,019	22,376
Capital expenditures	(150,383)	(13,937)	(164,320)	(131,102)	(7,488)	(138,590)	(111,158)	(6,146)	(117,304)
Payments received on notes receivable	2,074	—	2,074	3,202	—	3,202	3,784	—	3,784
Expenditures on assets held for sale	(1,614)	—	(1,614)	(2,223)	—	(2,223)	(4,987)	—	(4,987)
Payments received on assets held for sale	22,773	—	22,773	10,340	—	10,340	6,232	—	6,232
Payments received on equipment sales receivables	644	—	644	5,496	—	5,496	—	—	—
Other investing activities	—	—	—	(500)	—	(500)	—	275	275

Net cash (used in) provided by investing activities	(86,980)	(1,898)	(88,878)	(65,103)	(1,469)	(66,572)	(101,498)	148	(101,350)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock, net	—	—	—	—	—	—	62,994	—	62,994
Repayment of long-term debt and capital leases	(115,472)	(14,730)	(130,202)	(171,433)	(11,263)	(182,696)	(87,872)	(9,268)	(97,140)
Proceeds from long-term debt	7,528	16,000	23,528	10,000	—	10,000	—	5,000	5,000
Payment of deferred loan costs	(2,183)	—	(2,183)	(9,009)	—	(9,009)	(3,425)	—	(3,425)
Net borrowings (repayments) on revolving line of credit	—	7,313	7,313	—	(5,463)	(5,463)	—	5,700	5,700
Borrowings under accounts receivable securitization	80,000	—	80,000	174,000	—	174,000	86,000	—	86,000
Repayment of accounts receivable securitization	(119,000)	—	(119,000)	(151,000)	—	(151,000)	(81,500)	—	(81,500)
Issuance of stockholders’ loan receivable	—	(30,000)	(30,000)	—	—	—	—	(12,000)	(12,000)
Distribution to stockholders’	—	(1,988)	(1,988)	—	(5,980)	(5,980)	—	(1,248)	(1,248)
Other financing activities	5,678	—	5,678	126	—	126	250	—	250

Net cash used in financing activities	(143,449)	(23,405)	(166,854)	(147,316)	(22,706)	(170,022)	(23,553)	(11,816)	(35,369)

Net decrease in cash and cash equivalents	(10,086)	—	(10,086)	(46,569)	—	(46,569)	(2,838)	(1,636)	(4,474)

Cash and cash equivalents at beginning of period	53,596	—	53,596	82,084	—	82,084	47,494	1,636	49,130
Cash and cash equivalents at end of period	$43,510	$—	$43,510	$35,515	$—	$35,515	$44,656	$—	$44,656

(a)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Condensed Consolidating Statement of Cash Flows for the six months ended June 30, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.